EXHIBIT 23.1

Cawley, Gillespie & Associates, Inc.

petroleum consultants

9601 AMBERGLEN BLVD., SUITE 117306                WEST SEVENTH STREET, SUITE 3021000                LOUISIANA STREET, SUITE 625
               AUSTIN, TEXAS 78729-1106                          FORT WORTH, TEXAS 76102-4987                            HOUSTON, TEXAS 77002-5008
512-249-7000                                                          817- 336-2461                                                           713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the inclusion in this Annual Report on Form 10-K prepared by U.S. Energy Corp. (the “Company”) for the year ending December 31, 2011, and to the incorporation by reference for the year ending December 31, 2009 and 2010, of our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2009, 2010 and 2011.  We further consent to references to our firm under the headings “Oil and Natural Gas” and “Oil and Natural Gas Reserves (Unaudited).”

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958,  333-134800, and 333-124277), and Form S-8 (Nos. 333-108979, 33-74154 and 333-166638).

Very truly yours,

W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas
March 12, 2012